Exhibit 99.1

Press Release
June 29, 2007
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Increases Share Repurchase Program

FORT WAYNE, INDIANA, June 29, 2007 — Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that its Board of Directors has approved an increase of 5 million shares to its existing share repurchase program.  During June, the company purchased the last of its previously authorized share repurchase program which was last increased in November 2006.  Since September 2004, the Company has repurchased 30 million shares of its common stock.

“The expanded stock buyback program underscores our continuing commitment to employ multiple means to deliver tangible value to our stockholders,” said Keith E. Busse, Steel Dynamics Chairman and Chief Executive Officer.”  We are pleased to have been able to repurchase a substantial number of shares, while simultaneously undertaking and maintaining a significant capital spending program to position the Company for future growth.  Our Board and management are expressing continued confidence in SDI’s ability to generate strong free cash flows to sustain these efforts. We believe the strength of our balance sheet and healthy long-term financial outlook will give us the flexibility to continue organic growth and to also take advantage of attractive acquisition or joint venture opportunities that may arise.”

Under the Company’s buyback program, purchases are to take place as and when determined by the Company from time to time, in open market or private transactions, including transactions that may be effected pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.  Pursuant to this program, purchases of shares of the Company’s common stock will be made based upon the market price of the Company’s stock, the nature of other investment opportunities or growth projects presented to the Company, the Company’s cash flows from operations, and general economic conditions.  The share buyback program does not require the Company to acquire any specific number of shares and may be modified, suspended, extended or terminated by the Company at any time without prior notice.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding future earnings, the availability of the Company’s cash flows, debt capacity, long-term growth objectives, intention to repurchase shares, and the source or availability of funding for the Company’s buyback program. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are identified in the Company’s Annual Report on Form 10-K and most recent quarterly and periodic reports filed with the Securities and Exchange Commission, and which could cause actual results to differ materially from those which are anticipated. These reports are available publicly on the SEC’s Web site, www.sec.gov, and on the Company’s Web site, www.steeldynamics.com.

Forward-looking or predictive statements we make reflect our beliefs as of the date on which the statements were made based on our knowledge of our businesses and the environment in which they operate as of such date. Due to the foregoing risks and uncertainties, as well as other matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564
f.warner@steeldynamics.com